Exhibit (d)(32)
AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER
     This AMENDMENT (this “Amendment”) to the Agreement and Plan of Merger, dated as of August 15, 2010 (the “Merger Agreement”), by and among Dell Inc., a Delaware corporation (“Parent”), Dell Trinity Holdings Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Sub”), and 3PAR Inc., a Delaware corporation (the “Company”), is made and entered into as of August 26, 2010 by and among Parent, Acquisition Sub and the Company.
W I T N E S S E T H:
     WHEREAS, Parent, Acquisition Sub and the Company desire to amend certain terms of the Merger Agreement as set forth below.
     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Acquisition Sub and the Company hereby agree as follows:
1.	Offer Price; Merger Consideration. The first recital of the Merger Agreement is hereby amended and restated in entirety as follows:
          “WHEREAS, it is proposed that Acquisition Sub shall commence a tender offer (as amended, the “Offer”) to acquire all of the outstanding shares (the “Company Shares”) of Company Common Stock, at a price of $24.30 per Company Share, net to the holder thereof in cash (such amount, or any higher amount per Company Share that may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), all upon the terms and subject to the conditions set forth herein.”
2.	Termination Fee. Section 10.4(b)(i) of the Merger Agreement is hereby amended by deleting “$53,500,000.00” and inserting in its place “$72,000,000.00”.

3.	Agreement. All references to the “Agreement” set forth in the Merger Agreement shall be deemed to be references to the Merger Agreement as amended by this Amendment.

4.	Headings. The headings set forth in this Amendment are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Amendment or any term or provision hereof.

5.	Confirmation of the Merger Agreement. Other than as expressly modified pursuant to this Amendment, all provisions of the Merger Agreement remain unmodified and in full force and effect. The provisions of Sections 11.2-11.12 of the Merger Agreement shall apply to this Amendment mutatis mutandis.
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     IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

DELL INC.
By:	/s/ Christopher Kleiman
Name:	Christopher Kleiman
Title:	Vice President Corporate Development

DELL TRINITY HOLDINGS CORP.
By:	/s/ Christopher Kleiman
Name:	Christopher Kleiman
Title:	Vice President Corporate Development

3PAR INC.
By:	/s/ David C. Scott
Name:	David C. Scott
Title:	President and Chief Executive Officer

[AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER]